EXHIBIT 99.1

Walker & Dunlop Reports

Second Quarter 2011 Results

SECOND QUARTER 2011 HIGHLIGHTS

•                  Total Loan Originations of $1.3 Billion, Highest Quarterly Originations in Company History

•                  Revenue of $42.4 Million, up 38% over Q2 2010

•                  Income from operations of $18.2 million, up 55% over Q2 2010

•                  Operating Margin of 43%, up from 38% in Q2 2010

•                  60 Day Delinquencies Down to 0.14%

•                  Continued Execution of Strategic Growth Plan

Bethesda, MD — August 11, 2011 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today record revenue for the second quarter of $42.4 million, generating $18.2 million of income from operations and net income of $11.1 million, or $0.51 per diluted share.

“This strong quarter was emblematic of our Company’s ability to capitalize on the favorable macro-economic conditions and consistent improvement in the commercial real estate sector during the second quarter.  We originated over $1.3 billion of loans which produced record revenues and income from operations,” commented chairman and chief executive officer, Willy Walker.  “The favorable market conditions and our ability to execute have led to expansion of our loan origination platform, additional servicing revenues, and completion of several strategic initiatives.  Our origination pipeline remains robust which allows us to establish third quarter 2011 guidance of $750 million to $1.1 billion and to reaffirm our loan origination guidance of $3.5 billion to $4.25 billion for the year.”

OPERATING RESULTS

NET INCOME for the second quarters of 2011 and 2010 were $11.1 million or $0.51 per diluted share and $11.7 million or $0.80 per diluted share respectively.  Net income for the second quarter of 2011 should be compared to the second quarter 2010 pro forma net income of $7.2 million or $0.49, a 55% increase, due to the changes in corporate tax structure relating to the Company’s initial public offering.

LOAN ORIGINATIONS were $1.3 billion for the second quarter of 2011 compared to $672 million for the second quarter of 2010, a 95% increase.

TOTAL REVENUES were $42.4 million for the second quarter of 2011 compared to $30.7 million for the second quarter of 2010, a 38% increase.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $31.3 million for the second quarter of 2011 compared to $21.2 million for the second quarter of 2010, a 48% increase.  The increase was due to the increase in loan origination volume as well as the mix of loans originated.  Gains from mortgage banking activities as a percentage of loan origination volumes were 239 basis points in the second quarter of 2011, compared to 315 basis points in the second quarter of 2010, a 24% decrease. The decrease in gains from mortgage banking activities as a percentage of loan volume is due to the origination of several large loans during the quarter that carried lower aggregate fees.  While fees on large loans affected the overall fee rate (as expressed in basis points), pricing in the marketplace remained relatively stable.

Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees, and gains attributable to mortgage servicing rights.  LOAN ORIGINATION FEES were $15.3 million for the second quarter of 2011 compared to $8.9 million for the second quarter of 2010, a 73% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $16.0 million in the second quarter of 2011, compared to $12.3 million in the second quarter of 2010, a 30% increase.

TOTAL EXPENSES were $24.2 million for the second quarter of 2011 compared to $19.0 million for the second quarter of 2010, a 28% increase.  Personnel expense was $12.9 million in the second quarter of 2011 compared to $8.1 million in the second quarter of 2010, a 60% increase.  The increase is primarily due to commission expense related to higher origination volumes.   Personnel expense as a percent of revenues was 30% for the second quarter of 2011 compared to 26% for the second quarter of 2010.

INCOME FROM OPERATIONS was $18.2 million for the second quarter of 2011, compared to $11.7 million for the second quarter of 2010, a 55% increase.   The Company’s OPERATING MARGIN was 43% for the second quarter of 2011 compared to 38% in the second quarter of 2010.  The expansion in margin is primarily due to the increase in loan origination volume along with the increase in servicing income as a result of the growth of the servicing portfolio.

SERVICING PORTFOLIO

SERVICING FEES were $8.0 million for the second quarter of 2011 compared to $6.6 million for the second quarter of 2010, a 23% increase.  The increase in servicing fees was due to the growth in the servicing portfolio coupled with growth of the weighted average servicing fees associated with newly originated loans.

THE SERVICING PORTFOLIO was $15.4 billion at June 30, 2011 compared to $13.7 billion at June 30, 2010, a 13% increase.  The Company retains servicing rights on most of the loans it originates and generates revenues from the fees it receives for servicing the loans.

The WEIGHTED-AVERAGE SERVICING FEE of the aggregate servicing portfolio was 22 basis points at June 30, 2011 up from 19 basis points at June 30, 2010, a 16% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans subject to a defined risk-sharing formula, was $7.0 billion at June 30, 2011 compared to $6.4 billion at June 30, 2010, a 10% increase.  Credit quality within the Company’s at-risk servicing portfolio remains very strong.  There were no NET WRITE-OFFS for the second quarter of 2011.

60 DAY DELINQUENCIES were $9.5 million, or 0.14% of the at risk servicing portfolio at June 30, 2011, compared to $104.2 million, or 1.64% of the at risk servicing portfolio, at June 30, 2010, a 91% decrease. On a quarter-to-quarter basis, 60 day delinquencies decreased 71% from $32.5 million at March 31, 2011 to $9.5 million at June 30, 2011.

PROVISION FOR RISK-SHARING OBLIGATIONS was $1.8 million for the second quarter of 2011 compared to $2.7 million for the second quarter of 2010, a 34% decrease.

YEAR-TO-DATE RESULTS

Loan origination volume for the six months ended June 30, 2011 totaled $1.8 billion compared to $1.7 billion for the same period last year, a 10% increase.  Total revenues for the six months ended June 30, 2011 were $71.4 million compared to $63.6 million for the same period last year, a 12% increase.  The increase in total revenue is primarily due to the increased loan production, an increase in servicing fees, and a $2.5 million assumption fee received in the first quarter of 2011.  Total gains on mortgage banking activities, as a percentage of loan origination volume, for the six months ended June 30, 2011 were 265 basis points, compared to 279 for the period last year.  The decrease in total gains on mortgage banking activities as a percentage of loan origination is due to the relative mix of loans originated.  Total expenses for the six months ended June 30, 2011 were $42.3 million compared to $41.1 million for the same period last year, a 3% increase.  The increase in total expenses was due to general increases resulting from organic growth in the Company and increased costs attributable to being a public registrant.  Personnel expense as a percentage of total revenue for the six months ended June 30, 2011 was 31%, compared to 37% for the same period last year.  Operating margin was 41% for the six months ended June 30, 2011 compared to 35% for the same period last year.  Net income for the six months ended June 30, 2011 was $17.8 million and net income for the same period last year was $22.5 million.  Net income for the six months ended June 30, 2011 should be compared to the pro forma net income of $13.7 million for the same period last year, a 29% increase, due to the changes in corporate tax structure relating to the Company’s initial public offering.

TAX

The Company reported tax expense of $7.1 million for the second quarter of 2011 and recorded no tax expense for the second quarter of 2010. Concurrent with the closing of its initial public offering in December 2010 the Company’s tax status changed from a pass-through entity to a C-Corporation.  Prior to its change in tax status the tax liability on the Company’s earnings had been the obligation of its owners, resulting in insignificant corporate federal and state tax expense during the comparative period in 2010.  Pro-forma tax expense would have been $4.6 million for the second quarter of 2010 had the Company’s income from operations been subject to corporate federal and state income tax.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the quarterly results on Thursday, August 11, 2011 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (800) 768-2878 from within the United States or (212) 231-2929 from outside the United States. A simultaneous webcast of the call will be available on the Investor Relations section of the Company’s website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT August 11, 2011 through November 9, 2011. Please call (800) 633-8284 from within the United States or (402) 977-9140 from outside the United States with passcode 21534042.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the conference call presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups of Walker & Dunlop are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States. Capital for this financing comes from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investment group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP) for interim financial information, Walker & Dunlop, Inc. uses pro forma net income per diluted share, which is a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the reconciliation of income from operations to pro forma net income, included at the base of the Condensed Consolidated Statements of Income.  Pro forma net income adjusts income from operations, as reported, by applying the Company’s effective federal and state income tax rates as if it were a corporate tax payer for the comparable periods in 2010. Management uses this non-GAAP measure in comparing Walker & Dunlop Inc.’s operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Walker & Dunlop Inc.’s performance relative to prior periods and its competitors.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2011 and December 31, 2010

(In thousands, except share and per share data)

	June 30	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$38,234	$33,285
Restricted cash	3,008	4,580
Pledged securities, at fair value	16,156	14,281
Loans held for sale	462,930	302,851
Servicing fees and other receivables, net	21,116	13,829
Derivative assets	15,365	6,354
Mortgage servicing rights	118,597	106,189
Intangible assets	1,231	1,266
Other assets	4,153	2,985
Total assets	$680,790	$485,620

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$58,594	$57,713
Performance deposits from borrowers	10,598	5,970
Derivative liabilities	5,673	1,454
Guaranty obligation, net of accumulated amortization	9,398	8,928
Allowance for risk-sharing obligations	13,383	10,873
Warehouse notes payable	411,967	248,419
Notes payable	25,669	27,621
Total liabilities	$535,282	$360,978

Stockholders’ Equity
Stockholders’ equity:
Preferred shares. Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,629,463 shares in 2011 and 21,408,171 shares in 2010.	216	214
Additional paid-in capital	80,141	77,047
Retained earnings	65,151	47,381
Total stockholders’ equity	$145,508	$124,642
Commitments and contingencies
Total liabilities and stockholders’ equity	$680,790	$485,620

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Revenues
Gains from mortgage banking activities	$31,289	$21,173	$48,116	$46,213
Servicing fees	8,047	6,561	15,760	12,780
Net warehouse interest income	1,059	1,606	1,776	2,173
Escrow earnings and other interest income	403	619	773	1,114
Other	1,608	719	4,978	1,335
Total revenues	$42,406	$30,678	$71,403	$63,615

Expenses
Personnel	$12,863	$8,064	$22,070	$23,413
Amortization and depreciation	5,084	4,719	9,991	8,163
Provision for risk-sharing obligations	1,764	2,656	2,510	2,580
Interest expense on corporate debt	214	344	466	697
Other operating expenses	4,263	3,167	7,283	6,293
Total expenses	$24,188	$18,950	$42,320	$41,146
Income from operations	$18,218	$11,728	$29,083	$22,469
Income tax expense	7,087	—	11,313	—
Net income	$11,131	$11,728	$17,770	$22,469

Basic and diluted earnings per share	$0.51	$0.80	$0.82	$1.52

Basic weighted average shares outstanding	21,629,463	14,741,504	21,606,233	14,741,504
Diluted weighted average shares outstanding	21,742,912	14,741,504	21,695,826	14,741,504

Pro forma net income data
Income from operations, as reported		$11,728		$22,469
Pro forma adjustments for income tax expense		4,562		8,740
Pro forma net income		$7,166		$13,729
Pro forma basic and diluted earnings per share		$0.49		$0.93

OPERATING DATA

(dollars in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Origination Data:
Origination Volumes by Investor
Fannie Mae	$555,263	$419,291	$859,088	$837,472
Freddie Mac	213,025	118,684	264,431	306,264
Ginnie Mae - HUD	282,269	25,711	364,585	394,156
Other (1)	258,825	108,277	328,775	119,636
Total	$1,309,382	$671,963	$1,816,879	$1,657,528

Key Metrics (as a percentage of total revenues)
Personnel expenses	30%	26%	31%	37%
Other operating expenses	10%	10%	10%	10%
Operating margin	43%	38%	41%	35%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.17%	1.32%	1.25%	1.50%
Fair value of MSRs created, net	1.22%	1.83%	1.40%	1.29%

	As of June 30,
	2011	2010
Servicing Portfolio by Type
Fannie Mae	$9,922,926	$9,072,264
Freddie Mac	2,556,343	2,164,930
Ginnie Mae - HUD	1,073,400	466,967
Other (1)	1,873,235	1,988,186
Total	$15,425,904	$13,692,347

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.22%	0.19%

(1) CMBS, life insurance companies and commercial banks

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
	2011	2010	2011	2010
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$15,425,904	$13,692,347	$15,425,904	$13,692,347
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	6,122,892	5,600,846	6,122,892	5,600,846
Fannie Mae Modified Risk	2,109,525	1,548,620	2,109,525	1,548,620
Fannie Mae No Risk	1,690,509	1,922,798	1,690,509	1,922,798
Total Fannie Mae	$9,922,926	$9,072,264	$9,922,926	$9,072,264

Fannie Mae at risk servicing portfolio (1)	$7,019,060	$6,355,207	$7,019,060	$6,355,207
60 Day delinquencies, within at risk portfolio	9,535	104,173	9,535	104,173
At risk loan balances associated with allowance for risk-sharing obligations (2)	$153,746	$73,677	$153,746	$73,677

Allowance for risk-sharing obligations:
Beginning balance	$11,619	$3,328	$10,873	$5,552
Provision for risk-sharing obligations	1,764	2,656	2,510	2,580
Net write-offs	—	—	—	(2,148)
Ending balance	$13,383	$5,984	$13,383	$5,984

60 Day delinquencies as a percentage of the at risk portfolio	0.14%	1.64%	0.14%	1.64%
Provision for risk-sharing as a percentage of the at risk portfolio	0.03%	0.04%	0.04%	0.04%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.19%	0.09%	0.19%	0.09%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	8.70%	8.12%	8.70%	8.12%

(1)          At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)          There are loans within our servicing portfolio which are greater than 60 days delinquent, and are included in 60 day delinquencies, within at risk portfolio, for which no allowance has been recorded because our estimate of the fair value of the underlying collateral is greater than the unpaid principal balance of the associated loan. Accordingly, we do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae.